Exhibit 99.1

Media Contacts:

David E. Millar

dmillar@SARDVERB.com

212.687.8080

Heidi Pearce
heidi.pearce@crackerbarrel.com
(615) 235-4315

Investor Contact:

Adam Hanan

adam.hanan@crackerbarrel.com
(615) 235-4367

Cracker Barrel Old Country Store® Elects Gisel Ruiz to Board of Directors

LEBANON, Tenn. (September 14, 2020) – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that Gisel Ruiz, 49, has been elected to the company’s Board of Directors, effective immediately. Her appointment is the most recent result of the Board’s multiyear succession planning and refreshment process, under which the company has added four directors with deep and diverse talent over the past three years.

Ms. Ruiz joins the Board after having held a number of senior executive positions within the Walmart organization during a career that spanned over 26 years. Most recently, Ms. Ruiz served as the Executive Vice President and Chief Operating Officer of Sam’s Club, in which role she oversaw operations, real estate, territory sales, food service operation and in-store innovation for the $65 billion warehouse club with more than 100,000 employees in approximately 600 facilities in the United States, including Puerto Rico.

From 2015 to 2017 she was the Executive Vice President of International People for Walmart International. From 2012 until 2015 she served as the Executive Vice President and Chief Operating Officer of Walmart US, leading the operations of over 4,100 Walmart stores and with P&L responsibility for the organization’s $279 billion in revenue. She served as Executive Vice President and Chief People Officer of Walmart US from 2010 until 2012, where she oversaw all aspects of human resources for the company’s 1.3 million employees. She also served for three years on the Board of Directors of Walmart de Mexico S.A. de C.V., and three years on the Board of Directors of Yihaodian, China’s fourth largest business to consumer eCommerce website. She currently serves as a director of Vital Farms, Inc. (NASDAQ: VITL), a Certified B Corporation that offers a range of ethically produced pasture-raised foods nationwide.

In 2008, Ms. Ruiz was recognized as one of the Top 25 Powerful Minority Women in Business by the Minority Enterprise Executive Council. She received the 2008 Walmart Leadership Award and was chosen by Hispanic Business Magazine as one of the Top 25 Businesswomen of 2009. Latina Style honored her as 2010 Latina Executive of the Year, and in 2012, 2013 and 2014, she was named by FORTUNE magazine as one of the 50 Most Powerful Women in Business. In 2013, Ms. Ruiz was awarded the Hispanic Federation's "Premio Orgullo" award, honoring Latinos who have shown an unwavering dedication to their community and received the 2013 "Woman of the Year" Distinguished Service Award from the USO of Metropolitan New York. Earlier this year Ms. Ruiz was named one of 10 Most Influential Women of the Century by USA Today, representing the state of Arkansas.

“As part of our established succession planning process and commitment to Board refreshment, we have been working for more than three months to recruit Gisel, and we are thrilled to welcome her to the Board,” said William McCarten, Chairman of the Cracker Barrel Board of Directors. “Gisel’s experience leading complex operations and human resources functions for Walmart will add to our Board’s depth of expertise, and will help our management team navigate operational and people challenges that will only continue as we navigate through and beyond the pandemic.”

Mr. McCarten concluded: “The caliber of the four directors we have added to our Board over the last three years demonstrates that we are able to attract the best people from the best companies to help us drive our business forward.”

Ms. Ruiz will stand for election at the Annual Meeting of Shareholders on November 19, 2020 and will be included among the slate of directors proposed by the Board. After consideration and recommendation of the Company’s Nominating and Governance Committee, and with input from a nationally recognized recruiting firm, the Board has determined not to recommend Raymond “Rick” Barbrick for election to the Board. The Lion Fund II, L.P., an entity controlled by Sardar Biglari, previously submitted a notice to the company of its intent to nominate Mr. Barbrick at the 2020 Annual Meeting.

About Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit www.crackerbarrel.com.

Important Additional Information and Where to Find It

Cracker Barrel intends to file a preliminary and definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 annual meeting of Cracker Barrel shareholders (the “Annual Meeting”).  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. Securities and Exchange Commission (the “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge in the Investors section of Cracker Barrel’s corporate website at www.crackerbarrel.com.

Participants in the Solicitation

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting.  Information regarding the names of Cracker Barrel’s directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended August 2, 2019, and Cracker Barrel’s definitive proxy statement for the 2019 annual meeting of Cracker Barrel shareholders, filed with the SEC on October 11, 2019.  To the extent holdings of such participants in Cracker Barrel’s securities have changed since the amounts described in the proxy statement for the 2019 annual meeting of Cracker Barrel shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Details regarding the nominees of Cracker Barrel’s Board of Directors for election at the Annual Meeting will be included in the definitive proxy statement, when available.

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